Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc. (formerly Capital Environmental Resource Inc.)
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 12, 2004 (except for the effect of the retrospective adjustment as described in Note 3, which is as at December 5, 2006), relating to the consolidated financial statements of Waste Services, Inc. appearing in the Company’s Form 8-K filed on December 7, 2006.
We also consent to the reference to us under caption “Experts” in the Prospectus.
/s/ BDO Dunwoody LLP
Toronto, Ontario
December 21, 2006